Exhibit 99.1
United States Natural Gas Fund, LP
Monthly Account Statement
For the Month Ended February 29, 2012

Statement of Income (Loss)

Income
Realized Trading Gain (Loss) on Futures	$(2,743,335)
Realized Trading Gain (Loss) on Swaps	(16,529,491)
Unrealized Gain (Loss) on Market Value of Futures	(13,362,785)
Unrealized Gain (Loss) on Market Value of Swaps	11,701,260
Dividend Income	7,244
Interest Income	9,063
ETF Transaction Fees	18,000
Total Income (Loss)	$(20,900,044)

Expenses
Investment Advisory Fee	$442,163
Brokerage Commissions	318,119
Tax Reporting Fees	100,578
Audit Fees	12,713
NYMEX License Fee	11,054
Non-interested Directors' Fees and Expenses	7,765
Prepaid Insurance Expense	7,585
Total Expenses	$899,977
Net Income (Loss)	$(21,800,021)

Statement of Changes in Net Asset Value

Net Asset Value Beginning of Month 2/1/12	$863,250,166
Additions (29,000,000 Units)	199,183,659
Withdrawals (145,731,352 Units)*	(97,538,746)
Net Income (Loss)	(21,800,021)

Net Asset Value End of Month	$943,095,058
Net Asset Value Per Unit (45,366,476 Units)	$20.79

* On February 21, 2012, the United States Natural Gas Fund, LP executed a reverse unit split of 4-for-1. Units shown include the 130,723,371 unit reduction associated with this reverse unit split.

To the Limited Partners of United States Natural Gas Fund, LP:

Pursuant to Rule 4.22(h) under the Commodity Exchange Act, the undersigned represents that, to the best of his knowledge and belief, the information contained in the Account Statement for the month ended February 29, 2012 is accurate and complete.

/s/ Howard Mah

Howard Mah
Chief Financial Officer
United States Commodity Funds LLC, General Partner of United States Natural Gas Fund, LP

United States Commodity Funds LLC
1320 Harbor Bay Parkway
Suite 145
Alameda, CA 94502